Exhibit 10.47

AGREEMENT

This Agreement (the “Agreement”) by and between Midas International Corporation, a Delaware corporation (“Midas”) and Norauto S.A., an entity organized under the laws of France, (“Norauto”), is entered into on September __, 2004 by and between Midas and Norauto.

WHEREAS, Midas and Magneti Marelli Services S.p.A., an entity organized under the laws of Italy (“MMS”) are parties to an Agreement for Strategic Alliance by and between Midas and MMS, dated as of October 1, 1998, as amended (the “Strategic Agreement”), and a License Agreement, dated October 30, 1998, as amended (the “License Agreement”); and

WHEREAS, Norauto and Magneti Marelli Holding S.p.A., an entity organized under the laws of Italy (“MMH”) have entered into a Share Purchase Agreement, dated as of July 29, 2004, whereby Norauto has purchased all the outstanding shares of MMS (the “Transaction”); and

WHEREAS, Norauto and Midas desire to enter into this Agreement to formalize certain understandings and agreements set forth in the letter to MMH and Norauto from Midas, dated July 28, 2004 (the “Letter”).

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Strategic Agreement or the License Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Midas Waiver. Midas acknowledges that it has received and is satisfied with the Audited Financials (as such term is defined in the Letter) and any consent regarding the Transaction which may be required from Midas under the Strategic Agreement and the License Agreement, is hereby granted. Midas hereby irrevocably waives any and all rights of first refusal it may have pursuant to Article II, Section 5.5 of the Strategic Agreement, as such rights may relate to the Transaction. The consent and waiver provided by Midas in this paragraph shall be null and void if the Transaction does not close on or before December 31, 2004.

2. Guaranty. Norauto hereby guarantees and agrees to be jointly and severally liable with MMS to Midas for the payment of the shop opening fees and royalty payments owing by MMS to Midas under the Strategic Agreement and the License Agreement. If MMS shall fail to pay the shop opening fees and royalty payments, if and when due, then Norauto shall pay the shop opening fees and royalty payments pursuant to the terms of the Strategic Agreement and the License Agreement, as the case may be. Midas may assign the guaranty obligation of Norauto under this paragraph if: (a) the guaranty obligation is transferred along with the Strategic Agreement and (b) Midas assigns the guaranty obligation to a subsidiary, which subsidiary is at least fifty percent (50%) owned by Midas. In the event that after such assignment by Midas to a subsidiary that is at least fifty percent (50%) owned by Midas, Midas no longer owns at least fifty percent (50%) of such subsidiary, the guaranty obligation of Norauto under this paragraph shall terminate and be of no further force or effect.

3. Midas Right of First Refusal.

a. In the event that (i) Norauto or (ii) an entity which owns the MMS Shares (as defined below) that is either directly or indirectly owned by Norauto proposes to (A) effect any sale of fifty (50%) or more of the shares of MMS (including any additional future shares distributed by MMS or any securities received by MMS’ shareholders or MMS in exchange for the shares of MMS, including shares distributed from a legal successor of MMS) (the “MMS Shares”) or (B) sell at least fifty percent (50%) of the entity that owns the MMS Shares, which entity is either directly or indirectly owned by Norauto, in a single transaction or series of related transactions to a third party not owned or either directly or indirectly controlled by, or in common control with, Norauto (a “Share Transfer”), Norauto shall deliver to Midas a written notice (attention: President and CEO with a copy to the General Counsel) (the “Transfer Notice”) of the Share Transfer, which Transfer Notice shall include (i) the price and the other relevant financial conditions, (ii) the terms and conditions of Share Transfer, (iii) the name of the intended purchaser of the MMS Shares (the “Proposed Transferee”) and (iv) the form of purchase agreement setting forth the terms and conditions of the proposed transaction to be used to purchase the MMS Shares (the “Purchase Agreement”). The rights set forth in this paragraph 3 shall be exercised by Midas, if at all, by written notice to Norauto (attention: President du Directoire with a copy to the President of the Supervisory Board) (the “Exercise Notice”) delivered not later than sixty (60) calendar days after the receipt by Midas of the Transfer Notice in accordance with the terms and conditions stated therein. Together with the Exercise Notice, Midas shall deliver an executed Purchase Agreement. The right of Midas to deliver an Exercise Notice together with an executed Purchase Agreement shall expire at the end of the 60th calendar day after the date of the delivery to Midas of the Transfer Notice. In the event Midas elects to deliver an Exercise Notice together with an executed Purchase Agreement, the purchase of the MMS Shares by Midas shall be subject to necessary regulatory approvals and such other conditions as may be set forth in the Purchase Agreement. For purposes of this Agreement, the term “MMS Shares” includes the shares of any successor of MMS permitted under Article IV, Section 4 of the Strategic Agreement, which successor is majority owned by Norauto.

b. In the event that (i) Midas does not deliver an Exercise Notice together with an executed Purchase Agreement within sixty (60) calendar days after its receipt of the Transfer Notice or (ii) Midas does deliver an Exercise Notice together with an executed Purchase Agreement within sixty (60) calendar days after its receipt of the Transfer Notice but the closing of the sale of the MMS Shares to Midas does not occur for any reason whatsoever (other than through a material fault or action of Norauto) by the later of (A) four (4) months after the date of the Exercise Notice and (B) any closing date that may be set forth in the Purchase Agreement, Norauto may, without prejudice to any possible rights or remedies that Norauto may have under applicable law, consummate a Share Transfer to the Proposed Transferee upon the terms and conditions set forth in the Transfer Notice and the Purchase Agreement.

c. In the event that (i) Midas does not deliver an Exercise Notice together with an executed Purchase Agreement but a Share Transfer to the Proposed Transferee does not occur on substantially the same terms and conditions as set forth in the Purchase Agreement within six (6) months after the date of the Transfer Notice or (ii) Midas delivers an Exercise Notice together with an executed Purchase Agreement but (a) the closing of the sale of the MMS Shares to Midas does not occur within the applicable time period specified in paragraph b. (ii) above, and (b) a closing of the sale of the MMS Shares to the Proposed Transferee does not occur on substantially the same terms and conditions as set forth in the Purchase Agreement within ten (10) months after the date of the Transfer Notice, Midas’ rights under this paragraph 3 shall again become effective and the procedures set forth in this paragraph 3 shall be applicable to any future Share Transfer whether to the Proposed Transferee or otherwise.

d. The parties agree that the rights contained in this paragraph 3 shall apply only to Norauto and any directly or indirectly owned entity of Norauto that owns the MMS Shares, and the rights of Midas under this paragraph 3 shall terminate following the completion of the Share Transfer by Norauto or any directly or indirectly owned entity of Norauto that owns the MMS Shares to the Proposed Transferee.

e. The rights contained in this paragraph 3 are in addition to, and do not amend or replace, the rights contained in Article II, Section 5.5 of the Strategic Agreement as such rights relate to Midas’ right to acquire the assets and rights relevant to the Midas System in any particular country where Norauto or MMS choose to no longer operate the Midas System, other than through a majority owned affiliate of Norauto.

4. Non-Competition Restrictions. For the avoidance of doubt, Midas agrees that the non-competition restrictions contained in Article II, Section 8 of the Strategic Agreement will not prevent Norauto from freely continuing to own, operate and develop Norauto’s retail, maintenance and service businesses, including, without limitation, any franchising arrangements, which Norauto now or hereafter operates under its existing and future trademarks.

5. MMS Compliance. Midas hereby confirms, to its knowledge, that MMS was, until the date of the Letter, in compliance with the Strategic Agreement and the License Agreement.

6. Condition Precedent. This Agreement shall be effective upon the closing of the Transaction; provided, that this Agreement shall be null and void if the closing of the Transaction does not occur on or before December 31, 2004.

7. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute a single agreement.

[signatures appear on (he following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

MIDAS INTERNATIONAL CORPORATION

By:	/s/ Alan D. Feldman
	Name:	Alan D. Feldman
	Title:	Pres. & CEO

NORAUTO S.A.

By:
Name:
Title: